Exhibit (a)(1)(d)

COMPLETE AND RETURN THIS FORM ONLY IF YOU HAVE CHANGED YOUR MIND

AND YOU DO NOT WANT TO AMEND YOUR ELIGIBLE OPTIONS

AMERICAN TOWER CORPORATION

OFFER TO AMEND CERTAIN OPTIONS

WITHDRAWAL FORM

Before signing this withdrawal form, please make sure you have received, read and understand the documents that make up this offer, including (1) the Offer to Amend Certain Options (the “Offer to Amend”), dated November 29, 2006; (2) the memorandum from Jim Taiclet, dated November 29, 2006; (3) the election form; and (4) this withdrawal form. You signed and returned the election form, in which you elected to ACCEPT American Tower’s offer to amend some or all of your eligible options. You should submit this form only if you now wish to change that election and REJECT American Tower’s offer with respect to some or all of your eligible options.

If you would like to withdraw your election to accept the offer with respect to some or all of your eligible options, please check the appropriate box below and complete and sign this withdrawal form. Please be sure to follow the instructions which are attached.

You should note that if you withdraw your acceptance of the offer, you will not receive any cash payments or amended options in replacement for the withdrawn options and those options will not be amended. You will keep all of the options that you withdraw. These options will continue to be governed by the Amended and Restated American Tower Systems Corporation 1997 Stock Option Plan, as amended, and by the existing option agreements between you and American Tower. To the extent your eligible options vest or vested after December 31, 2004, you may be subject to the adverse tax consequences of Section 409A of the Internal Revenue Code described in the Offer to Amend, and we will not reimburse you for any such taxes or any related penalties, charges or fees.

You may change this withdrawal, and again elect to accept the offer with respect to some or all of your eligible options by submitting a new election form prior to the expiration date which will be 5:00 p.m., Boston Time, on December 28, 2006, unless extended.

Please check the appropriate box:

☐    I wish to withdraw my election to accept the offer with respect to ALL of my eligible options and instead REJECT the offer. I do not wish to accept the offer with respect to any of my eligible options.

OR

☐    I wish to withdraw my election to accept the offer with respect to each of my eligible options listed below (and on any additional sheets which I have attached to this form). I still wish to accept the offer with respect to the rest of my eligible options listed on the election form I previously submitted.

Option Number	Grant Date

Please sign this withdrawal form and print your name exactly as it appears on the election form.

Employee Signature

Employee Name (Please print)	Company E-mail Address	Date and Time

RETURN TO SUZANNE WALSH, BENEFITS MANAGER, NO LATER THAN 5:00

P.M., BOSTON TIME, ON DECEMBER 28, 2006 (1) BY FAX (617) 375-7572, (2) BY

HAND DELIVERY, OR (3) BY SCANNING AND E-MAILING A .PDF FILE TO

BENEFITS@AMERICANTOWER.COM

AMERICAN TOWER CORPORATION

OFFER TO AMEND CERTAIN OPTIONS

INSTRUCTIONS TO THE WITHDRAWAL FORM

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.	Delivery of Withdrawal Form.

A properly completed and signed original of this withdrawal form (or a facsimile of it), must be received by Suzanne Walsh, Benefits Manager, either via hand delivery at American Tower Corporation, 116 Huntington Avenue, Boston, MA 02116, attention: Suzanne Walsh, Benefits Manager or via e-mail (in a .pdf file) to benefits@americantower.com, or via facsimile (fax number: (617) 375-7572), no later than 5:00 p.m., Boston Time, on December 28, 2006 (referred to as the expiration date). You may not complete and submit this withdrawal form in any other manner, including via the Portal.

The delivery of all required documents, including withdrawal forms and any new election forms, is at your risk. Delivery will be deemed made only when actually received by Suzanne Walsh. You may hand deliver your withdrawal form to Suzanne Walsh at American Tower Corporation, 116 Huntington Avenue, Boston, MA 02116, or send it (scanned as a .pdf file) via e-mail to benefits@americantower.com, or you may fax it to Suzanne Walsh at (617) 375-7572. In all cases, you should allow sufficient time to ensure timely delivery. American Tower intends to confirm the receipt of your withdrawal form by e-mail within two U.S. business days. If you have not received such an e-mail confirmation, it is your responsibility to ensure that your withdrawal form has been received by the expiration date. Only withdrawal forms that are complete, signed and actually received by Suzanne Walsh by the deadline will be accepted. Withdrawal forms may only be submitted via fax, e-mail or hand delivery. Withdrawal forms submitted by any other means, including United States mail (or other post), Federal Express (or similar delivery service) and interoffice mail, are not permitted and will not be accepted.

You should note that any options with respect to which you previously elected to accept this offer, but did not withdraw from the offer, will remain bound by your prior election form.

Although by submitting a withdrawal form you have withdrawn some or all the options with respect to which you previously chose to accept the offer from the offer, you may change your mind and re-elect to accept the offer with respect to some or all of the withdrawn options until the expiration of the offer. You should note that you may not rescind any withdrawal and any eligible options withdrawn will be deemed not to have had proper elections made for purposes of the offer, unless you properly re-elect to exchange those options before the expiration date. Re-elections with respect to options may be made at any time before the expiration date. If American Tower extends the offer beyond that time, you may re-elect to participate with respect to your options at any time until the extended expiration of the offer. To re-elect with respect to some or all of the withdrawn options, you must deliver a later dated and signed election form with the required information to Suzanne Walsh, Benefits Manager, while you still have the right to participate in the offer. You will not be deemed to have made a proper election with respect to your options for purposes of the offer unless you deliver, prior to the expiration date, a new election form following the procedures described in the instructions to the election form. This new election form must be signed and dated after your original election form and any withdrawal form you have submitted. Upon the receipt of such a new, properly completed, signed and dated election form, any previously submitted election form or withdrawal form will be disregarded and will be considered replaced in full by the new election form. You will be bound by the last properly submitted election or withdrawal form received by us prior to the expiration date.

Although it is American Tower’s intent to send you an e-mail confirmation of receipt of this withdrawal form, by signing this withdrawal form, you waive any right to receive any notice of the withdrawal of your election with respect to your options.

2.	Signatures on This Withdrawal Form.

If this withdrawal form is signed by the holder of the eligible options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration or any change whatsoever. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change.

If this withdrawal form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to American Tower of the authority of that person to act on your behalf must be submitted with this withdrawal form.

3.	Other Information on this Withdrawal Form.

In addition to signing this withdrawal form, you must print your name and indicate the date and time at which you signed. You must also include your current Company e-mail address.

4.	Requests for Assistance or Additional Copies.

You should direct questions about the terms of this offer, questions about this withdrawal form or any requests for additional copies of the Offer to Amend to Suzanne Walsh, Benefits Manager, at (617) 375-7500 or by sending an e-mail to benefits@americantower.com. Copies will be furnished promptly at American Tower’s expense.

You should direct questions about the tax consequences affecting your options to Susan Goida, Senior Consultant, Performance & Reward, Ernst & Young LLP at (888) 566-8663.

5.	Irregularities.

We will determine, in our discretion, all questions as to the validity, form, eligibility, including time of receipt, and acceptance of any withdrawal forms. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any withdrawal forms that we determine are not in appropriate form or that we determine are unlawful to accept. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any withdrawal form or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No withdrawal of options will be deemed to have been properly made until all defects or irregularities have been cured by the withdrawing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in withdrawal forms, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the offering period, subject only to an extension that we may grant in our sole discretion.

Important: The withdrawal form together with all other required documents must be received by Suzanne Walsh on or before the expiration date.

6.	Additional Documents to Read.

You should be sure to read the Offer to Amend, all documents referenced therein (including the Addendum describing your eligible options and any potential cash payments), and the memorandum from Jim Taiclet, dated November 29, 2006, before making any decisions regarding participation in, or withdrawal from, the offer.

7.	Important Tax Information.

You should refer to Section 14 of the Offer to Amend, which contains important U.S. federal income tax information, including information relating to the tax consequences of not participating in this offer. We also recommend that you consult with your personal tax or financial advisor or a designated Ernst & Young tax specialist (see Instruction 4 above) regarding Section 409A before deciding whether or not to participate in this offer.

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